Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL APPOINTS COO

PONTE VEDRA, Fla. (April 23, 2014) – ADS Waste Holdings, Inc., operating as Advanced Disposal, an integrated environmental services company, announced today that John Spegal has been appointed Chief Operating Officer (COO) effective April 23, 2014. He will direct company-wide operations for Advanced Disposal’s footprint.

“John brings deep sales, operations, and finance experience to Advanced Disposal, and will play a key role in continuing to drive our ‘Service First! Safety Always’ culture. He has a successful track record of operational experience and helping companies like ours execute high growth initiatives and drive operational excellence,” said Richard Burke, President and COO of Advanced Disposal.” As the Vice President of Business Development at Advanced Disposal, Mr. Spegal worked closely over the past year with Mr. Burke, who will become CEO effective July 1, 2014.

Prior to joining Advanced Disposal, Mr. Spegal spent more than 6 years with AIR-serv Group LLC as regional vice president and was responsible for their East coast operations, providing tire inflation and vacuum vending services for 20,000 machines at service stations to convenience stores. Prior to that he was at Allied Waste Industries/Browning Ferris Industries for more than 20 years serving in various management roles throughout the Mid-Atlantic, Southeast and Southern regions, including Puerto Rico. Spegal holds a bachelor’s degree from the University of South Carolina in Columbia, S.C.

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment. As the largest privately-owned environmental services company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 17 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Jennifer Lada

Advanced Disposal

(904) 900-7602, Jennifer.Lada@AdvancedDisposal.com